Exhibit 5.1

November 15, 2010

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

Re:	Radian Group Inc. – Convertible Senior Notes Offered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Radian Group Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance and sale by the Company of $450,000,00 aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2017 (the “Notes”) issued pursuant to a base indenture dated November 15, 2010 (the “Base Indenture”), between the Company and U.S. Bank, National Association, as trustee, as supplemented by a supplemental indenture dated November 15, 2010 (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”) and (ii) the shares of the Company’s Common Stock, $0.001 par value (the “Shares”), that are issuable upon conversion of the Notes. The Notes are being issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-160657) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on July 29, 2009 (the “Registration Statement”) and the related prospectus supplement dated November 8, 2010 (the “Prospectus Supplement”).

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus Supplement, the Indenture, the form of the Notes, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated By-Laws, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company and the issuance and sale of the Offering Shares as we have deemed appropriate.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

Radian Group Inc.

November 15, 2010

On the basis of the foregoing, we are of the opinion that:

1. The Notes have been legally issued and constitute valid and binding obligations of the Company.

2. The Shares, when issued and delivered upon conversion of the Notes in accordance with the Indenture and terms of the Notes, will be validly issued, fully paid and non-assessable.

We express no opinion as to the effect of the application of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, statutes of limitation and other similar laws and judicial decisions now or hereafter in effect affecting the enforcement of creditors’ rights and remedies generally, and we express no opinion as to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforcement of agreements generally (regardless of whether enforcement is considered in a proceeding of law or in equity).

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 15, 2010, to the incorporation by reference of this opinion in the Registration Statement, and to use our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

Drinker Biddle & Reath LLP